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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Ensco plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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25 September, 2017

Dear Ensco Shareholders:

You have an important decision to make regarding the future of your company at Ensco's general meeting of shareholders on 5 October 2017. You are being asked to vote on Ensco's pending acquisition of Atwood Oceanics, Inc. ("Atwood"), which will further enhance our competitive position and create long-term value for all shareholders.

Following a thorough market evaluation and negotiation, and based on comparable transactions, as well as the company's expectations that this transaction will generate double-digit accretion and total synergies that create more than $585 million of present value at a 10% discount rate, the Ensco Board of Directors unanimously determined that the pending acquisition of Atwood is in the best interests of Ensco and its shareholders. The transaction will create a financially stronger global offshore drilling leader with a wide range of fleet capabilities, a diverse client base and a global footprint spanning six continents with operations in nearly every major deep- and shallow-water basin.

As you may be aware, the independent proxy advisory firm Glass Lewis has recommended that Ensco shareholders vote "FOR" the transaction. In making its recommendation, Glass Lewis recognized the numerous financial and strategic merits of the acquisition, as well as the advantageous timing of the transaction, noting1:

  "...we find that the proposed transaction appears strategically reasonable and, on balance, financially acceptable from the perspective of Ensco and its shareholders."

  "We recognize that the offshore drilling industry would likely benefit from consolidation and that, in this regard, Ensco has taken a proactive approach to reviewing a range of opportunities, including the potential acquisition of assets and larger scale transactions."

  "Strategically, the proposed transaction would create a larger offshore drilling company with a broader portfolio of assets and greater scale. Atwood and Ensco currently have limited customer overlap and the combined company would have a broader and more diversified customer base as well as a diversified geographic profile."

Proxy advisory firm Institutional Shareholder Services ("ISS") also recently issued a report regarding the proposed all-stock transaction with Atwood. Although it reached a different conclusion, in its analysis, ISS also noted the strategic benefits of the transaction2:

  "...the transaction is a model opportunity (what could perhaps be called 'opportunistically strategic') that achieves two ends at once—a deep value bet with limited downside and an embedded option on full market recovery, plus a strategic fit that defends and/or extends Ensco's competitive position."

  "The quality of the Atwood assets is indeed recognized across the industry. Not only that, their strategic fit with Ensco's current fleet is also apparent, as both companies have blended fleets of moderate depth jackups and highspec, ultra-deepwater drillships."

The Ensco Board of Directors unanimously urges you to vote "FOR" the transaction with Atwood.

THE ATWOOD ACQUISITION WILL CREATE SIGNIFICANT VALUE FOR ENSCO SHAREHOLDERS WHILE MAINTAINING FINANCIAL FLEXIBILITY AND LIQUIDITY

The Ensco Board and management team have a track record of successfully executing a disciplined capital management strategy centered on enhancing shareholder value—and the pending acquisition of Atwood is no different. Values for highest-specification assets are at a critical inflection point; there are few such assets currently available in the global supply, and the company believes that future pricing of these assets will increase sharply given fierce competition from other offshore drillers looking to purchase these assets which are at all-time cyclical lows. By acquiring Atwood at a pivotal time in the market cycle, Ensco has positioned itself to gain high-quality assets at a compelling purchase price, with the implied per-rig consideration lower than values for comparable asset opportunities available today. These high-specification assets will further our ability to meet increasing customer demand and strengthen our competitive position, which coupled with significant expected synergies, will generate meaningful, long-term value for all shareholders.

1
Permission to use quotations neither sought nor obtained
2
Permission to use quotations neither sought nor obtained

The compelling economics of the proposed combination include:

  ✓
  Strong Pro Forma Liquidity Position and Financial Flexibility: The combination preserves Ensco's financial strength and balance sheet, with a strong pro forma liquidity position of approximately $3.3 billion as of June 30, 2017, while also giving the company the financial flexibility to continue investing counter cyclically to drive long-term shareholder value. In addition, with Atwood, Ensco will become a larger company with an even higher-quality rig fleet, which will greatly improve the company's access to liquidity and provide it with additional financial flexibility at a pivotal point in the market recovery. The pro forma company's liquidity is approximately in line with the recent average for standalone Ensco, and provides a competitive advantage relative to most established, well-capitalized drillers.

  ✓
  Significant Total Synergies: Ensco expects to realize $60 million of expense synergies in 2018 and run rate synergies of $80 million on an annual basis beginning in 2019. In total, the acquisition is estimated to create more than $585 million of present value at a 10% discount rate, with approximately $400 million expected to accrue to Ensco shareholders.

  ✓
  Double-Digit Accretion: We anticipate that the transaction will generate double-digit accretion for Ensco shareholders in the current environment, while also remaining significantly accretive in more protracted recovery scenarios.

  ✓
  Substantial Upside: Atwood's premium assets are expected to have a strong EBITDA growth profile in a market recovery, which will provide significant upside for Ensco shareholders. Under various recovery scenarios, Atwood's six floaters are expected to generate EBITDA between approximately $100 million and $500 million per year.3

  ✓
  Sizable Ownership in Combined Company: Ensco shareholders will participate in the significant near- and long-term benefits of the combined company, with a 69% ownership stake.

PURCHASING ATWOOD'S HIGH-QUALITY ASSETS AT AN ATTRACTIVE PRICE
STRENGTHENS ENSCO'S POSITION AS A TIER 1 OFFSHORE DRILLER

As the offshore drilling landscape continues to evolve, with increased consolidation reducing the number of offshore drillers and increasing the bifurcation between Tier 1 and Tier 2 drillers, it is more important than ever that Ensco take the actions necessary to continue to further strengthen its competitive position by refreshing its rig fleet and enhancing its exposure to key strategic markets.

OUR STRATEGIC PLAN IS TO REMAIN A TIER 1 DRILLER

Customers are increasingly focused on engaging Tier 1 offshore drillers—those with scale, diversification, a broad global footprint and financial strength; highest-specification assets; technology and innovation that deliver efficiencies; and new contracting models. Acquiring Atwood adds high-specification, complementary rigs and increased scale that significantly strengthen and renew Ensco's fleet.

And this has been achieved at an appropriate and fair price. Following a competitive process, Ensco's offer is in line with implied market values from a competing bid, with the premium at the time of the offer less than 10% higher than the market value of the prior competing bid, a difference of only approximately $10 million per rig or less than 2% of current newbuild replacement cost.

The pending acquisition will:

  ✓
  Add High-Specification Assets at a Compelling Purchase Price: At approximately $222 million per floater, Ensco is acquiring high-quality assets at a compelling purchase price reflecting cyclical lows, furthering the company's ability to meet customer demand and strengthening its competitive position. This compares to an estimated $650 million to build a fully operational equivalent asset, approximately $400 million to acquire a distressed asset and approximately $150 million for a complete package of subsea equipment—all of which are also priced at cyclical lows. Other asset opportunities in the market that were comparable in quality to Atwood's floaters were above the values offered by Ensco at the time of the transaction including assets of distressed companies, which come with greater operational risks and potentially significant costs to reactivate stacked rigs.

  ✓
  Expand Ensco's Global Footprint and Customer Base: The acquisition will supplement exposure to deep- and shallow-water markets that span six continents and strengthen Ensco's position in the growing Australian market. In addition, the pro forma company will have a diverse customer base of 27 national oil companies, supermajors and independents.

  ✓
  Add Six Ultra-Deepwater Floaters: This includes four of the most capable drillships in the industry, and two modern ultra-deepwater semisubmersibles. These assets will position the pro forma company to better meet customer demands.

3
Assuming scenarios where contracted day rates average $200,000 and $400,000, respectively.

  ✓
  Create a Fleet of 62 Rigs: The go-forward fleet will be comprised of ultra-deepwater drillships, versatile semisubmersibles and shallow-water jackups. It will have a larger number of highest-specification assets following the acquisition of the Atwood fleet, and these assets are expected to be the most in-demand rigs regardless of market conditions.

INDUSTRY INFLECTION POINT INDICATES THE TIME IS RIGHT
FOR THE ATWOOD TRANSACTION

Ensco's Board and management team have decades of industry knowledge and experience that we draw upon as we evaluate strategic opportunities to prepare the company for the future—experience that ISS, as an outside generalist observer of the market, does not possess and appears to disregard in its report. During the downturn, Ensco methodically and thoughtfully took several capital management actions that successfully strengthened its balance sheet, providing for its current financial strength, and improved its competitive positioning to prepare the company for a prolonged recovery in the offshore drilling industry and to take advantage of unique opportunities such as the acquisition of Atwood. The Board and management will continue to regularly evaluate all opportunities to strengthen the balance sheet as they have in the past.

We strongly believe we are now in a different point in the industry cycle compared to the overall weakness of the past three years, and our financial strength gives us flexibility to evaluate investment opportunities to better position the company for anticipated increased levels of demand in the future.

Contract awards and indicators of future customer demand have shown positive signs recently. The company expects Tier 1 offshore drillers with superior technology, high-specification assets and geographic reach to be best positioned to grow market share as customers increasingly rely on these drillers for future offshore projects, leading to the creation of long-term shareholder value.

ENSCO WANTS TO FURTHER ITS STATUS AS A TIER 1 DRILLER AND
NEEDS ATWOOD'S HIGH-QUALITY ASSETS TO DO SO

The Atwood acquisition is a unique opportunity to significantly strengthen and renew Ensco's fleet at a key juncture in the market recovery cycle—while valuations remain attractive—by adding high-specification, complementary assets. The deal with Atwood was the result of a robust competitive process among a number of suitors. We believe there are a limited number of assets of this quality in the global fleet and our offshore drilling peers, recognizing the same industry improvements that we have identified, will not let these valuable assets stay on the market long at prices that reflect all-time cyclical lows.

MAXIMIZE THE VALUE OF YOUR INVESTMENT BY VOTING "FOR" THE TRANSACTION
ON THE PROXY CARD TODAY

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Carl Trowell
Chief Executive Officer

Paul E. Rowsey, III
Non-Executive Chairman of the Board

You can vote by internet, telephone or by signing and dating the proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, D.F. King & Co., Inc. at (888) 626-0988 or MacKenzie Partners, Inc. at (800) 322-2885.

FORWARD-LOOKING STATEMENTS

Statements included in this letter regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of Ensco following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as "anticipate," "believe," "contemplate," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies' security holders, costs and difficulties related to integration of Atwood, delays, costs and difficulties related to the transaction, market conditions, and Ensco's financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco's and Atwood's Annual Report on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and their respective other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this letter is as of the date of the letter. Except as required by law, Ensco disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE TRANSACTION

In connection with the proposed transaction, Ensco has filed a registration statement on Form S-4, including a definitive joint proxy statement/prospectus of Ensco and Atwood, with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND ATWOOD ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus has been sent to security holders of Ensco and Atwood in connection with the Ensco and Atwood shareholder meetings. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Ensco and Atwood with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties are also be able to obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607, or Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, telephone 281-749-7840. Copies of the documents filed by Ensco with the SEC are available free of charge on Ensco's website at www.enscoplc.com under the tab "Investors." Copies of the documents filed by Atwood with the SEC are available free of charge on Atwood's website at www.atwd.com under the tab "Investor Relations." Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC's website for further information on its public reference room.

PARTICIPANTS IN THE SOLICITATION

Ensco and Atwood and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco's proxy statement relating to its 2017 General Meeting of Shareholders and Atwood's proxy statement relating to its 2017 Annual Meeting of Shareholders, as filed with the SEC on 31 March 2017 and 9 January 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies' security holders generally, by reading the definitive joint proxy statement/prospectus and other relevant documents regarding the transaction, which have been filed with the SEC.

NO OFFER OR SOLICITATION

This letter is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

SERVICE OF PROCESS

Ensco is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

VOTE DEADLINE - 11:59 p.m. Eastern Time on October 4, 2017 (or11:59 p.m.Eastern Time on October 2, 2017 for employees holding Ensco Class A ordinary shares in the Ensco Savings Plan). VOTE BY INTERNET - www.proxyvote.com Have your proxy card in hand when you access the website and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company, consent to receive all future proxy materials and annual reports electronically via e-mail or the Internet. To sign up, please follow the Vote by Internet instructions and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. The "Abstain" option is provided to enable you to refrain from voting on any particular resolution. However, it should be noted that selecting "Abstain" will not be counted in the calculation of the proportion of the votes "For" and "Against" a resolution. ATTN: INVESTOR RELATIONS 5847 SAN FELIPE STREET SUITE 3300 HOUSTON, TX 77057 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS E32362-S62226 DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ENSCO PLC The board of directors recommends you vote FOR the following proposals: For Against Abstain ORDINARY RESOLUTIONS 1. Ensco Merger Consideration Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance of Ensco Class A ordinary shares, to shareholders of Atwood Oceanics, Inc. (‘‘Atwood’’), pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017, by and among ! Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco (‘‘Merger Sub’’), and Atwood, as such agreement may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into Atwood (the ‘‘merger’’), with Atwood surviving the merger as a wholly owned subsidiary of Ensco. ! ! 2. Ensco General Allotment Authority Increase Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares, which, together with the nominal amount of shares of Ensco authorized to be allotted and issued ! ! pursuant to paragraph (A) of resolution 11 passed at the annual general meeting of Ensco shareholders held on May 22, 2017 (the ‘‘Ensco 2017 Annual ! General Meeting’’) and unused as of the date of the proxy statement relating to the general meeting of shareholders (the ‘‘Proxy Statement’’), represents approximately 33% of the expected enlarged share capital of Ensco immediately following the completion of the merger, and up to a further same nominal amount of Ensco Class A ordinary shares in connection with a pre-emptive offering of shares. SPECIAL RESOLUTIONS Ensco General Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 12 passed at the Ensco 2017 Annual General Meeting and unused as of the date of the Proxy Statement, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger. ! ! ! 3. Ensco Specified Disapplication of Pre-emptive Rights Proposal: To authorize, in addition to all subsisting authorities, the allotment and issuance up ! to a nominal amount of Ensco Class A ordinary shares for cash on a non-pre-emptive basis, which, together with the nominal amount of shares in Ensco authorized to be allotted and issued for cash on a non-pre-emptive basis pursuant to resolution 13 passed at the Ensco 2017 Annual General Meeting and unused as of the date of the Proxy Statement, represents approximately 5% of the expected enlarged share capital of Ensco immediately following the completion of the merger, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the merger) a transaction which the board of directors of Ensco deems to be an acquisition or other capital investment. ! ! 4. NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONSOLIDATED ID TEMPLATE V1 Place at the end of Doc 1

GENERAL MEETING OF SHAREHOLDERS OF ENSCO PLC October 5, 2017 Please date, sign and mail the proxy card in the envelope provided as soon as possible TO BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON OCTOBER 4, 2017 (OR 11:59 P.M. EASTERN TIME ON OCTOBER 2, 2017 FOR EMPLOYEES HOLDING ENSCO CLASS A ORDINARY SHARES IN THE ENSCO SAVINGS PLAN) to ensure that your vote is counted. Important Notice Regarding Internet Availability of Proxy Materials for the General Meeting of Shareholders: A copy of the Joint Proxy Statement and Prospectus and this Form of Proxy are available at www.proxyvote.com. If voting by mail, please detach along the perforated line and mail in the envelope provided. E32363-S62226 PROXY ENSCO PLC GENERAL MEETING OF SHAREHOLDERS OCTOBER 5, 2017, 3:00 P.M. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Carl G. Trowell, Jonathan H. Baksht, Elizabeth W. Darby and Michael T. McGuinty, or any one of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them or their appointed substitutes to represent and to vote, as designated on the reverse side, all the Class A ordinary shares, nominal value $0.10 per share (the ‘‘Ensco Class A ordinary shares’’), of Ensco plc (‘‘Ensco’’), held of record by the undersigned as of the close of business on August 23, 2017, at the general meeting of shareholders of Ensco to be held on October 5, 2017 or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. If no direction is made, the proxy will be voted in accordance with the recommendations of the board of directors of Ensco with respect to each of the resolutions described on the reverse side of this proxy card and in the proxy’s absolute discretion as he or she thinks fit upon such other business by whomsoever proposed (including, without limitation, any resolution to amend a resolution or to adjourn the meeting) as may properly come before the meeting or any adjournment thereof. The board of directors of Ensco recommends a vote ‘‘FOR’’ each of the resolutions described on the reverse side of this proxy card. Continued and to be signed on reverse side

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THE ATWOOD ACQUISITION WILL CREATE SIGNIFICANT VALUE FOR ENSCO SHAREHOLDERS WHILE MAINTAINING FINANCIAL FLEXIBILITY AND LIQUIDITY
PURCHASING ATWOOD'S HIGH-QUALITY ASSETS AT AN ATTRACTIVE PRICE STRENGTHENS ENSCO'S POSITION AS A TIER 1 OFFSHORE DRILLER
OUR STRATEGIC PLAN IS TO REMAIN A TIER 1 DRILLER
INDUSTRY INFLECTION POINT INDICATES THE TIME IS RIGHT FOR THE ATWOOD TRANSACTION
ENSCO WANTS TO FURTHER ITS STATUS AS A TIER 1 DRILLER AND NEEDS ATWOOD'S HIGH-QUALITY ASSETS TO DO SO
MAXIMIZE THE VALUE OF YOUR INVESTMENT BY VOTING " FOR " THE TRANSACTION ON THE PROXY CARD TODAY